Exhibit 3.1

REVISED AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
BREITBURN ENERGY PARTNERS L.P.

This Revised Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), dated as of December 29, 2009 (this “Amendment”), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”) and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership.  Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006, as amended from time to time (the “LP Agreement”).

W I T N E S S E T H

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del.  C. § 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, the General Partner adopted an Amendment No. 1 to the Partnership Agreement dated as of June 17, 2008 (the “Original Amendment No. 1”);

WHEREAS, immediately prior to the adoption of Original Amendment No. 1, the Partnership had acquired 100% of the outstanding limited liability company interests in BreitBurn Management Company, LLC (“BreitBurn Management”);

WHEREAS, immediately prior to the adoption of Original Amendment No. 1, BreitBurn Management had distributed and assigned 100% of the limited liability company interests in the General Partner to the Partnership;

WHEREAS, simultaneously with the adoption of Original Amendment No. 1, the General Partner Interest ceased to be an economic interest in the Partnership; however, BreitBurn GP, LLC continued to be the general partner of the Partnership;

WHEREAS, the General Partner desired to adopt Original Amendment No. 1 pursuant to and in accordance with Section 13.1 of the LP Agreement;

WHEREAS, Original Amendment No. 1 was intended to provide Limited Partners with a meaningful right to vote in the election of directors of the General Partner; however, for the avoidance of doubt, Original Amendment No. 1 was not intended to change in any manner the requirement, as set forth in Section 13.2 of the LP Agreement, that amendments to the LP Agreement may be proposed only by the General Partner;

WHEREAS, Quicksilver Resources Inc. (“Quicksilver”) has asserted, among other things, that the General Partner’s adoption of Original Amendment No. 1 was invalid in an action styled Quicksilver Resources Inc. v. BreitBurn Energy Partners, L.P., et al., No. 048--233656-08, currently pending in the 48th Judicial District Court of Tarrant County, Texas (the “Quicksilver Litigation”);

WHEREAS, certain interlocutory decisions by the Court in the Quicksilver Litigation have held that the General Partner’s adoption of Original Amendment No. 1 was invalid;

WHEREAS, the General Partner desires to eliminate uncertainty arising from the Quicksilver Litigation with respect to whether Limited Partners would have any right (much less a meaningful right) to elect directors of the General Partner, and the General Partner desires to readopt certain provisions of the Original Amendment not relating to voting rights to elect the directors of the General Partner while the General Partner considers the proposal and adoption of a new meaningful right for the Limited Partners to elect directors of the General Partner;

WHEREAS, for the avoidance of doubt, this Amendment is not intended to change in any manner the requirement, as set forth in Section 13.2 of the LP Agreement, that amendments to the LP Agreement may be proposed only by the General Partner;

WHEREAS, the General Partner intends, as it did with Original Amendment No. 1, that this Amendment be considered in its entirety and that no portion of this Amendment be severable from any other portion of this Amendment;

WHEREAS, the General Partner would not adopt this Amendment, as it would not have adopted Original Amendment No. 1, if it believed that any portion of this Amendment was invalid; and

WHEREAS, the General Partner has determined that this Amendment does not adversely affect the Limited Partners (as a whole or individually, including Quicksilver individually), including any particular class of Partnership Interests as compared to other classes of Partnership Interests, in any material respect;

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.	AMENDMENTS.

The LP Agreement is amended as follows:

1.           This Amendment supersedes and replaces each of Original Amendment No. 1, Amendment No. 2 to the LP Agreement dated as of April 7, 2009 (“Amendment No. 2”) and Amendment No. 3 to the LP Agreement dated as of August 27, 2009 (“Amendment No. 3”) in its entirety.  This Amendment shall be deemed to be effective as of June 17, 2008.  For clarification, any provision contained in Original Amendment No. 1, Amendment No. 2 or Amendment No. 3 that is not contained in this Amendment shall not be deemed to be part of the LP Agreement or any amendment thereof.

2.           The definition of the term “General Partner Interest” set forth in Section 1.1 of the LP Agreement is hereby amended in its entirety to read as follows:

““General Partner Interest” means the management interest of the General Partner in the Partnership in its capacity as a general partner.  The General Partner Interest does not have any rights to ownership, profit or any rights to receive distributions from operations or the liquidation of the Partnership.  For the avoidance of doubt, it is hereby confirmed that as of the time on June 17, 2008 that the original Amendment No. 1 hereto was intended to be effective, BreitBurn GP, LLC continues as the general partner of the Partnership without holding any economic interest in the Partnership and the business of the Partnership is continued without dissolution.”

3.           The definition of the term “General Partner Unit” in Section 1.1 of the LP Agreement is hereby deleted in its entirety.

4.           The definition of the term “Percentage Interest” in Section 1.1 of the LP Agreement is hereby amended in its entirety to read as follows:

““Percentage Interest” means as of any date of determination (a) as to any Unitholder or Assignee with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of outstanding Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.  The Percentage Interest with respect to the General Partner Interest shall at all times be zero.”

5.           Section 5.2(c) of the LP Agreement is hereby deleted in its entirety.

6.           Section 5.7 of the LP Agreement is hereby amended in its entirety to read as follows:

“Section 5.7           Limited Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.”

II.	MISCELLANEOUS.

1.           Successors and Assigns.  This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.           Full Force and Effect.  Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.           Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.           Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

BREITBURN GP, LLC

By:	/s/ Randall H. Breitenbach
Name: Randall H. Breitenbach
Title: Co-Chief Executive Officer

LIMITED PARTNERS:

ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

	By:	/s/ Randall H. Breitenbach
Name: Randall H. Breitenbach
Title: Co-Chief Executive Officer